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                                                                    Exhibit 99.2


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                            ASSET PURCHASE AGREEMENT

                           DATED AS OF APRIL 8TH, 1998

                                  BY AND AMONG


                             OUTDOOR SYSTEMS, INC.,

                             THE BARBARA SHOP, INC.

                           D/B/A PHILADELPHIA OUTDOOR

                                       AND

                                  LESLIE KAPLAN




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                                TABLE OF CONTENTS



1.    DEFINITIONS............................................................1

2.    PURCHASE AND SALE OF THE ASSETS; CLOSING...............................1
      2.1   Agreement to Purchase and Sell...................................1
      2.2   Purchased Assets.................................................2
      2.3   Agreement to Assume Certain Liabilities..........................3
      2.4   Excluded Liabilities.............................................3
      2.5   Closing..........................................................3
      2.6   Purchase Price...................................................3
      2.7   Transactions at the Closing......................................5
      2.8   Third Party Consents.............................................5

3.    REPRESENTATIONS AND WARRANTIES OF SELLER...............................6
      3.1   Organization and Good Standing...................................6
      3.2   Authority; No Conflict...........................................6
      3.3   Solvency.........................................................7
      3.4   Books and Records................................................7
      3.5   Purchased Structures.............................................7
      3.6   Permits..........................................................7
      3.7   Site Leases and Advertising Contracts............................7
      3.8   Leased Assets....................................................8
      3.9   Title, Encumbrances..............................................8
      3.10  No Undisclosed Liabilities.......................................8
      3.11  Taxes............................................................8
      3.12  Compliance with Legal Requirements...............................9
      3.13  Legal Proceedings; Orders........................................9
      3.14  Other Contracts..................................................9
      3.15  Insurance........................................................9
      3.16  Environmental Matters............................................9
      3.17  Intangible Property.............................................10
      3.18  Relationships with Affiliates...................................10
      3.19  Brokers or Finders..............................................10
      3.20  Employee Benefit Matters........................................10
      3.21  Material Adverse Change.........................................10
      3.22  Disclosures.....................................................10

4.    REPRESENTATIONS AND WARRANTIES OF BUYER...............................10
      4.1   Organization and Good Standing..................................10
      4.2   Authority; No Conflict..........................................11
      4.3   Certain Proceedings.............................................11
      4.4   Brokers or Finders..............................................11
      4.5   Buyer's Inspection..............................................11
      4.6   Solvency........................................................11
      4.7   Financing.......................................................12


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5.    COVENANTS OF SELLER...................................................12
      5.1   Access and Investigation........................................12
      5.2   Operation of the Purchased Assets...............................12
      5.3   Negative Covenant...............................................12
      5.4   Required Approvals and Consents.................................12
      5.5   Notification....................................................12
      5.6   No Negotiation..................................................13
      5.7   Tax Clearance...................................................13
      5.8   Trade Name......................................................13
      5.9   Right of First Refusal..........................................13
      5.10  Financial Status of Seller......................................13

6.    COVENANTS OF BUYER....................................................14
      6.1   Required Approvals..............................................14
      6.2   Best Efforts....................................................14
      6.3   Notification....................................................14
      6.4   Imprints........................................................14
      6.5   Ben Franklin Bridge Billboard...................................14

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................14
      7.1   Accuracy of Representations.....................................15
      7.2   Seller's Performance............................................15
      7.3   Bank Lien.......................................................15
      7.4   Additional Documents............................................15
      7.5   No Proceedings..................................................15
      7.6   No Prohibition..................................................15
      7.7   No Material Adverse Change......................................15

8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE..................15
      8.1   Accuracy of Representations.....................................16
      8.2   Buyer's Performance.............................................16
      8.3   Additional Documents............................................16
      8.4   No Proceedings..................................................16
      8.5   No Prohibition..................................................16

9.    TERMINATION...........................................................16
      9.1   Termination Events..............................................16
      9.2   Effect of Termination...........................................17

10.   INDEMNIFICATION; REMEDIES.............................................17
      10.1  Indemnification and Payment of Damages by Seller................17
      10.2  Indemnification and Payment of Damages by Buyer.................17
      10.3  Procedure for Indemnification -- Third Party Claims.............18
      10.4  Procedure for Indemnification -- Other Claims...................19
      10.5  Survival/Limitations............................................19
      10.6  Claims Covered by Insurance.....................................19


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11.   GENERAL PROVISIONS....................................................19
      11.1  Expenses........................................................19
      11.2  Headings; Construction..........................................20
      11.3  Public Announcements; Confidentiality...........................20
      11.4  Availability of Equitable Remedies..............................20
      11.5  Notices.........................................................20
      11.6  Further Assurances..............................................21
      11.7  Waiver..........................................................21
      11.8  Entire Agreement and Modification...............................21
      11.9  Assignments, Successors, and No Third-Party Rights..............22
      11.10 [Reserved]......................................................22
      11.11 Severability....................................................22
      11.12 Risk of Loss....................................................22
      11.13 Post-Closing Access.............................................22
      11.14 Applicable Law..................................................22
      11.15 Counterparts....................................................22


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                                    EXHIBITS

Exhibit A   -   Definitions
Exhibit B   -   Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C   -   Form of Leases
Exhibit D   -   Form of Plant Lease
Exhibit E   -   Forms of Non-Competition Agreement


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                                    SCHEDULES

Schedule 2.2(a)         -     Billboard Displays/Structures
Schedule 2.2(b)         -     Site Leases
Schedule 2.2(c)         -     Advertising Contracts
Schedule 2.2(c)(i)      -     Leased Structures
Schedule 2.2(g)         -     Furniture and Equipment
Schedule 2.2(x)         -     Excluded Assets
Schedule 2.3            -     Assumed Contracts
Schedule 5.4            -     Consents


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                               DISCLOSURE SCHEDULE

Part 3.2(b)      Part 3.10
Part 3.2(c)      Part 3.11(a)
Part 3.5         Part 3.13
Part 3.6         Part 3.14
Part 3.7         Part 3.16
Part 3.8(a)      Part 3.18
Part 3.9(b)      Part 3.20
                 Part 3.21


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                            ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement (this "Agreement") is entered into as of April 8, 1998, by and among OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer"), THE BARBARA SHOP, INC. D/B/A PHILADELPHIA OUTDOOR, a Pennsylvania corporation ("Seller"), and LESLIE KAPLAN, a resident of the State of Florida ("Stockholder"), who is a party to this Agreement solely for purposes of Section
5.10 hereof. (Buyer, Seller and Stockholder are sometimes herein referred to individually as a "Party" and collectively as the "Parties").

                                    RECITALS

      WHEREAS, Seller is engaged in the business of owning and operating outdoor signs and billboards and otherwise providing outdoor advertising services in the states of Pennsylvania and New Jersey;

      WHEREAS, Stockholder is a stockholder of Seller and an officer and director of Seller; and

      WHEREAS, Seller desires to sell certain outdoor advertising assets to Buyer, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

                                    AGREEMENT


1.    DEFINITIONS

      For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.


2.    PURCHASE AND SALE OF THE ASSETS; CLOSING

      2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, convey and deliver all of its right, title and interest in and to the Purchased Assets, free and clear of any Security Interest (except for Permitted Liens), and Buyer hereby agrees to buy and acquire the Purchased Assets from Seller, and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.
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      2.2 PURCHASED ASSETS. The Purchased Assets are the following assets of
Seller:

          (a) All of the billboard displays and other out-of-home advertising structures set forth and described in Schedule 2.2(a) attached hereto, together with all components, fixtures, parts, appurtenances and equipment attached to or made a part thereof (collectively, the "Purchased Structures");

          (b) All leases, licenses, easements, other rights of ingress or egress and all other grants of the right to place, construct, own, operate, or maintain the Purchased Structures, or relating to unbuilt locations in Pleasantville, New Jersey and Trenton, New Jersey, and all rights therein (collectively, the "Site Leases"), including those Site Leases listed on Schedule 2.2(b);

          (c) All rights under advertising contracts and contracts for telecommunication equipment existing on the Closing Date (collectively, the "Advertising Contracts") associated with (i) those structures on Schedule 2.2(c)(i) (the "Leased Structures") and (ii) the Purchased Structures (the Leased Structures and the Purchased Structures, collectively, the "Structures"), including those Advertising Contracts listed on Schedule 2.2(c) attached hereto; and all rights of Seller to the advertising copy displayed on the Structures as of the Closing Date;

          (d) To the extent assignable, all state and local licenses or permits/tags which Seller has with respect to the Purchased Structures and all other Governmental Authorizations that Seller has with respect to the operation of the Purchased Structures, (collectively, the "Permits");

          (e) All prepaid expenses of Seller as of the Effective Time relating to the Purchased Assets, subject to proration at Closing pursuant to Section 2.6(a);

          (f) All pertinent Books and Records relating to the Purchased Assets (except for those related to the Leased Structures for which Buyer shall receive only copies);

          (g) All furniture, equipment and inventory used at the Plant and set forth on Schedule 2.2(g) but excluding those listed on Schedule 2.2(x);

          (h) Any Intangible Property used in connection with the Purchased Assets not otherwise described in this Section 2.2;

          (i) Any Contracts listed in Schedule 2.3; and

          (j) To the extent assignable, all rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Purchased Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties covering any of the Purchased Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include any accounts receivable, the Leased Structures, the Plant and the assets listed on
Schedule 2.2(x) (collectively, the "Excluded Assets").


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      2.3 AGREEMENT TO ASSUME CERTAIN LIABILITIES. At the Closing, Buyer shall assume and agree to discharge and perform all liabilities and obligations pursuant to the Site Leases, Advertising Contracts and the Permits and the Contracts set forth on Schedule 2.3 (collectively, the "Assumed Liabilities") but to the extent and only to the extent that such liabilities and obligations arise or are attributable to events occurring or periods arising on or after the Closing Date.

      2.4 EXCLUDED LIABILITIES. All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to Section 2.3, including, without limitation, the following claims against and liabilities of Seller (the "Excluded Liabilities"), are excluded, and shall not be assumed or discharged by Buyer:

          (a) Any liabilities to the extent not attributable to the Purchased Assets;

          (b) Any liability of Seller for Taxes relating to periods prior to the Closing or from the sale of the Purchased Assets under this Agreement;

          (c) Any liabilities for or related to indebtedness of Seller to the Bank or any other banks, financial institutions, or other Persons;

          (d) Any liabilities of Seller for or with respect to any employees of Seller, including, without limitation, any liabilities pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement, or arrangement;

          (e) Any liabilities or obligations of Seller under any Contracts that are not included within the Purchased Assets; and

          (f) Any other liabilities for which satisfaction were due prior to the Closing.

The foregoing shall not in any way limit the Buyer's obligations under the Leases, Plant Lease or any other agreement between Buyer and Seller and/or Seller's Affiliates.

      2.5 CLOSING. The purchase and sale of the Purchased Assets (the "Closing") provided for in this Agreement will take place at the offices of Stradley, Ronon, Stevens & Young, LLP, 2600 One Commerce Square, Northeast Corner of 21st and Market Streets, Philadelphia, PA 19103, on or before April 15, 1998, subject to the earlier of termination or expiration of the waiting period under the HSR Act, or such later time and place as the Parties may agree. The effective time of the Closing shall be 12:00 a.m., Eastern Standard Time, on the Closing Date (the "Effective Time").

      2.6 PURCHASE PRICE. In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities, enter into the Leases and Plant Lease, and pay an amount (the "Purchase Price") equal to Fifty-Two Million, Eight Hundred Thousand Dollars ($52,800,000).

          (a) (i) The following items shall be prorated between Seller and Buyer as of the Effective Time with respect to the Purchased Assets: power and utility charges, property taxes, revenue including accounts receivable, commissions payable under any Contract assumed by Buyer, rents (including percentage rents) and security deposits under Site Leases and payments and security deposits under Advertising Contracts. Prorations will be on a dollar-for-dollar basis based on the number of days of display before and after the Effective Time. Percentage rents shall be prorated as of the Effective Time. Seller shall be credited in the prorations for the amount of any expenses that


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have been prepaid for up to one year post-Closing, but not in excess of one year. Buyer shall be credited for the amount of any revenues collected by Seller as of the Effective Time to the extent pertaining to time periods after the Effective Time.

              (ii) Prorations shall be estimated on the basis of the most current information available at Closing. On the Closing Date, Seller shall provide to Buyer a list of items and the prorations required by this Section 2.6(a) (the "Preliminary Adjustment"). For each item to be prorated as set forth herein, Seller shall determine the dollar amounts which, as of the Effective Time, shall be due and owing to each of Seller and Buyer. At the Closing, Seller or Buyer, as the case may be, shall pay to the other party any amounts owing to such other party based upon the apportionments calculated in accordance with this Section 2.6(a). Seller agrees to furnish Buyer with any documents or records in Seller's possession that may be needed for Buyer to confirm prorations in this Section 2.6(a).

          (b) Within ninety (90) days after the Closing Date, Buyer will prepare and provide to Seller the final calculations of prorations required pursuant to
Section 2.6(a) (the "Closing Date Adjustment"). On or before the 120th day after the Closing Date, all required refunds or payments under Sections 2.6(a) and 2.6(b) shall be made on the basis of the Closing Date Adjustment, subject to
Section 2.6(d).

          (c) Notwithstanding Sections 2.6(a) and 2.6(b), the proration as of the Closing Date of percentage rents payable under any particular Site Lease shall be made by Buyer and notice thereof (showing the applicable calculations) given to Seller, within thirty (30) days following the expiration of the period over which the percentage rents are calculated under such Site Lease. The proration notice shall be accompanied by any amounts due Seller as shown therein, or in the event Seller owes Buyer as shown therein, Seller shall reimburse Buyer such amount within ten (10) days of receipt of the appropriate proration notice, subject to Section 2.6(d). The proration calculation of percentage rents shall be based on the amount of revenue generated before and after the Effective Time and it shall not be based on the number of days before and after the Effective Time.

          (d) If any dispute arises over any amount to be refunded and/or paid under this Section 2.6 (whether pursuant to the Preliminary Adjustment, the Closing Date Adjustment or the percentage rent prorations), such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the Parties, it shall be submitted to Buyer's accountants and Seller's accountants for resolution by such accountants. If such dispute is not resolved by such accountants within thirty
(30) days after the dispute is first submitted to both accountants for resolution, then Buyer's accountants and Seller's accountants shall jointly designate a third independent certified public accountant (the "Third Accountant"), and the resolution of such dispute shall be made by the Third Accountant. The determination of the Third Accountant shall be final and binding upon the parties to this Agreement. Buyer and Seller shall each pay one-half (1/2) of the fees and expenses of the Third Accountant. Each party shall otherwise bear its own costs and expenses associated with the resolution of such dispute, including the fees and expenses of their respective accountants and attorneys.

          (e) The Parties agree to cooperate with each other in determining and reaching an agreement in writing on the allocation of the Purchase Price among the Purchased Assets.

          (f) Seller agrees to promptly forward to Buyer any payments that Seller collects after the Closing with respect to any accounts receivable relating to the Purchased Assets to the


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extent pertaining to the period after the Effective Time. Buyer agrees to promptly forward to Seller any payments Buyer receives with respect to the accounts receivables of Seller.

      2.7 TRANSACTIONS AT THE CLOSING. The following transactions shall take place at the Closing:

          (a) Seller or the applicable Owner shall enter into (as applicable) and deliver to Buyer: (i) the Bill of Sale, (ii) the Leases, (iii) the Plant Lease; (iv) the Non-Competition Agreement; (v) documentation that applications have been submitted for all applicable Tax Clearances; and (vi) other instruments of transfer, evidence of consent and all other related documents as may be reasonably necessary to evidence or perfect the sale, assignment, transfer, and conveyance of good title to all of the Purchased Assets in accordance with the terms hereof. Seller shall also deliver to Buyer all Books and Records described in Section 2.2(f), including the originals of the Advertising Contracts and Site Leases.

          (b) The Stockholder shall enter into and deliver to Buyer the Non-Competition Agreement.

          (c) Buyer shall deliver to Seller by 11:00 a.m. on the Closing Date, the Purchase Price, as adjusted pursuant to Section 2.6, by wire transfer of immediately available funds to such accounts and in such amounts as directed by Seller.

          (d) Buyer shall enter into (as applicable) and deliver to Seller or the applicable Owner: (i) the Bill of Sale; (ii) the Leases; (iii) the Plant Lease; (iv) the Non-Competition Agreement; and (v) other assumption agreements, instruments and other documents as may be necessary to evidence the assumption by Buyer of the Assumed Liabilities in accordance with the terms hereof.

          (e) The Parties shall also deliver to each other the agreements, instruments, opinions, certificates and other documents referred to in this Agreement.

      2.8 THIRD PARTY CONSENTS. To the extent that Seller's rights under any Advertising Contract, Site Lease, or other interest in the Purchased Assets may not be assigned without the consent of a third party and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer, to the extent permitted by law and any terms of or limitations relating to such asset, shall use their commercially reasonable efforts to obtain for Buyer the benefits thereunder, and shall cooperate to the extent permitted by law and any terms of or limitations relating to such asset in any reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement (collectively, the "Beneficial Arrangements"), and if Buyer has obtained such benefits, Buyer shall discharge Seller's obligations thereunder arising from and after the Closing Date, except for any obligations arising because of Seller's breach which are not due to Buyer's acts or omissions related thereto. Notwithstanding the foregoing, Seller shall not be required to make any payment to any person or forego any benefits in order to obtain any such consents. If the Closing is consummated notwithstanding the absence of all such third party consents, at such time as any such consent has been obtained, such Advertising Contract, Site Lease or other interest shall be assigned or transferred to Buyer automatically without any further conveyance or other action by Buyer or Seller.


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3.    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to conduct the Business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations with respect thereto. Seller has delivered to Buyer true and complete copies of its Organizational Documents, as currently in effect. Seller is duly qualified to do business and in good standing in Pennsylvania and New Jersey.

      3.2 AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with this Agreement's terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or law. Upon the execution and delivery by Seller of any agreements and documents to be executed at Closing pursuant to this Agreement (collectively, the "Closing Documents"), such Closing Documents will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or law. Seller has the corporate right, power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement has been specifically authorized by the unanimous consent of the directors and stockholders of Seller.

          (b) Except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the consummation or performance by Seller of any of the Contemplated Transactions will:

              (i) conflict with, violate, or result in a breach of: (A) any provision of the Organizational Documents of Seller; (B) any Legal Requirement or any Order to which Seller or any of the Purchased Assets or the Leased Assets may be subject; (C) any Governmental Authorization held by Seller or that otherwise relates to the Business, the Purchased Assets, or the Leased Assets; or (D) any material Contract to which Seller is a party or by which the Purchased Assets or the Leased Assets may be bound; or

              (ii) (A) give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any interest or rights of Seller under any Contract related to the Purchased Assets; or (B) result in the imposition or creation of any Security Interest in or with respect to any of the Purchased Assets.


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
          (c) Except as set forth in Part 3.2(c) of the Disclosure Schedule, Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 SOLVENCY. By consummating the transactions contemplated hereby, Seller does not intend to hinder, delay, or defraud any of Seller's present or future creditors. Before giving effect to the transactions contemplated hereby, Seller has been paying its debts as they become due in the Ordinary Course of Business and, after giving effect to the transactions contemplated hereby, Seller expects to have the means to and intends to pay or discharge all of its debts (or make adequate provision for the payment thereof).

      3.4 BOOKS AND RECORDS. To the extent in the possession or control of Seller, the Books and Records of Seller maintained in connection with the Purchased Assets or the Leased Assets have been made available to Buyer for inspection and are correct in all material respects and have been maintained in accordance with sound business practices.

      3.5 PURCHASED STRUCTURES. Except as set forth in Part 3.5 of the Disclosure Schedule, Seller owns all of the Purchased Structures and, to Seller's Knowledge, each Purchased Structure is located entirely on property covered by a Site Lease, and each Purchased Structure (i) complies in all material respects with the terms of the Permits pertaining to it and (ii) is in condition to accept faces and in adequate condition and repair for its current use.

      3.6 PERMITS. Except as set forth in Part 3.6 of the Disclosure Schedule:
(a) the Permits constitute all material licenses, permits, registrations and approvals necessary to operate the Purchased Assets; (b) Seller is in material compliance with the terms of the Permits; (c) Seller is not aware of any fact or event which constitutes a material violation of any Permit; and (d) Seller has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify, or amend any Permit.

      3.7 SITE LEASES AND ADVERTISING CONTRACTS. Seller has delivered to Buyer true and complete copies of the Advertising Contracts and the Site Leases or has otherwise provided Buyer with an accurate description of the material terms thereof. All sales made to advertisers in connection with the Structures have been made pursuant to Advertising Contracts. To Seller's Knowledge, the Site Leases and the Advertising Contracts are in full force and effect, and are binding upon the parties thereto. Except as set forth in Part 3.7 of the Disclosure Schedule, to the Knowledge of Seller: (x) no material default by Seller or any other party has occurred under the Site Leases or Advertising Contracts, (y) no event, occurrence, or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a material default by Seller thereunder or would entitle any other party to terminate a Site Lease or Advertising Contract, to make a claim or set-off against Seller or otherwise to amend such Site Lease or Advertising Contract or prevent such Site Lease or Advertising Contract from being renewed in accordance with its terms; and (z) Seller has not received any written notice of default, termination, or non-renewal under any Site Lease or Advertising Contract.


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      3.8  LEASED ASSETS.

           (a) Except as set forth in Part 3.8(a) of the Disclosure Schedule, Seller has not and to its Knowledge, no other Owner has, granted or agreed to grant to any Person any option, agreement or other right to purchase, sell, lease or occupy any of the Plant or Leased Structures, except (i) to Buyer pursuant to the Leases and the Plant Lease and (ii) to parties to the applicable Advertising Contracts but in such case only as set forth in such Advertising Contracts with respect to the lease of space in connection with the provision of advertising services.

           (b) To the Knowledge of Seller, (i) the ownership of the Leased Structures and the underlying real property rights are as set forth on Part 3.8(b) of the Disclosure Schedule; (ii) each Leased Structure is located entirely on property or an easement owned by the Owners listed on Part 3.8(b) of the Disclosure Schedule; and (iii) each Leased Structure complies in all material respects with the terms of the permits pertaining to it.

           (c) Except as set forth in Part 3.8(c) of the Disclosure Schedule:
(i) the Owner Permits constitute all material licenses, permits, registrations and approvals necessary to operate the Leased Structures; (ii) Seller and, to the Seller's Knowledge, applicable Owners are in material compliance with the terms of the applicable Owner Permits; (iii) Seller is not aware of any fact or event which constitutes a material violation of any applicable Owner Permit; and
(iv) neither Seller nor, to the Knowledge of Seller, the applicable Owners have received written notice that any Governmental Body issuing any Owner Permit intends to cancel, terminate, modify, or amend any Owner Permit.

      3.9  TITLE, ENCUMBRANCES.

           (a) Except as set forth in Part 3.9(a) of the Disclosure Schedule:
(i) Seller has good title to all of the Purchased Assets; (ii) there are no existing agreements, options, commitments, or rights with, of or to any Person to acquire any of the Purchased Assets or any interest therein; and (iii) all of the Purchased Assets are owned by Seller free and clear of all Security Interests except for Permitted Liens and the lien of the Bank (which Bank lien shall be released on or before Closing).

           (b) Except as set forth in Part 3.9(b) of the Disclosure Schedule:
(i) none of the Structures, Site Leases, or the Plant are or will be, to the Knowledge of Seller, subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such assets as currently owned and used or operated by Seller; and (ii) Seller has not received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Structures, Site Leases or the Plant.

      3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Schedule, or otherwise disclosed in the Disclosure Schedule, Seller has no material liabilities or obligations of any nature relating to the Purchased Assets or the Business.

      3.11 TAXES. With respect to the Purchased Assets and the Business:

           (a) Seller has filed or caused to be filed all Tax Returns that are or were required to be filed by Seller as of the date hereof pursuant to applicable Legal Requirements. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due as of the date hereof pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.11(a) of the Disclosure Schedule and are being contested in good faith.

           (b) No unpaid Taxes create an Encumbrance (other than Permitted Liens) on the Purchased Assets.

           (c) Except as set forth in Section 11.1 hereof, Buyer shall not be liable for any Taxes of Seller as a result of the Contemplated Transactions.

      3.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Part 3.12 of the Disclosure Schedule, Seller has complied with all Legal Requirements applicable to Seller's use, ownership and/or operation of the Purchased Assets, Leased Assets and Business, except for noncompliances or failures that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

      3.13 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Part 3.13 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, Threatened against Seller or affecting any of the Purchased Assets or Business and there is no Order to which Seller or the Purchased Assets is subject.

      3.14 OTHER CONTRACTS. Seller is not a party to or bound by any Other Contract, except as disclosed in Part 3.14 of the Disclosure Schedule. With respect to those Other Contracts which are Assumed Liabilities, (i) Seller has delivered true and correct copies thereof to Buyer; (ii) to Seller's Knowledge, such Other Contracts are in full force and effect, and binding on the parties thereto, and no default by Seller or any other party has occurred thereunder which has not been cured; and (iii) all fees, commissions and other amounts due and owing thereunder as of the date hereof have been paid or, as of the Closing Date, will have been paid.

      3.15 INSURANCE. Seller maintains in full force and effect policies of liability insurance covering the Purchased Assets, the Leased Assets and the Business, and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses comparable to the Business.

      3.16 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.16 of the Disclosure Schedule, with respect to the Purchased Assets, the Leased Assets and the Plant and the Seller's use or operation thereof, to the Knowledge of Seller:
(i) Seller is, and has been, in material compliance with all Environmental Laws;
(ii) Seller has obtained all material required approvals and permits under any applicable Environmental Laws; (iii) there has not been any Release of Hazardous Materials in violation of applicable Environmental Laws at, in or upon the Structures and the Plant; (iv) Seller has not received any written notice from any Governmental Body or private or public entity advising it that it is or may be responsible for response costs with respect to a Release, a threatened Release or clean up of Hazardous Materials produced by, or resulting from the Business or the Purchased Assets; and (v) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring, if any, possessed by Seller pertaining to Hazardous Materials in, on, or under the properties underlying the Structures or the Plant.

      3.17 INTANGIBLE PROPERTY. Seller uses no Intangible Property in connection with the operation of the Purchased Assets and the Business except for the Permits, the Books and Records, the trade name "Philadelphia Outdoor" and licenses for commonly available software programs under which Seller is the licensee.

      3.18 RELATIONSHIPS WITH AFFILIATES. Except as set forth on Part 3.18 of the Disclosure Schedule: (a) Seller is not a party to any contract with any shareholder of Seller or any Affiliate of Seller or any of its shareholders relating to the Purchased Assets or the Business; and (b) neither Seller nor any of its shareholders nor any Affiliate of Seller or any such shareholder is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person (other than Seller) that has business dealings or a material financial interest in any transaction with Seller involving the Purchased Assets or the Business.

      3.19 BROKERS OR FINDERS. Seller and its Representatives have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement.

      3.20 EMPLOYEE BENEFIT MATTERS. Except as disclosed on Part 3.20 of the Disclosure Schedule:

           (a) Seller does not maintain and has never maintained an "employee benefit pension plan", within the meaning of ERISA Section 3(2), that is or was subject to Title IV of ERISA.

           (b) Seller does not have and has not ever had any past, present or future obligation or liability to contribute to any "multiemployer plan", as defined in ERISA Section 3(37).

For purposes of this Section 3.20 the term Seller shall be deemed to include any other corporation, trade, business, or other entity, other than Seller, which would together with Seller, now or in the past constitute a single employer within the meaning of Section 414 of the IRC.

      3.21 MATERIAL ADVERSE CHANGE. Since December 31, 1997, there has not been any Material Adverse Change in the Business, the Purchased Assets and the Leased Assets, taken as a whole. Since December 31, 1997, Seller has conducted its business only in the ordinary course and consistent with its prior practice.

      3.22 DISCLOSURES. To the extent that any information is specifically disclosed on any Schedule or Part of a Disclosure Schedule attached to this Agreement, it shall be deemed disclosed for all purposes and not just for the limited purpose of the particular Schedule or Disclosure Schedule Part.


4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own and use its assets and to perform its obligations with respect thereto.

      4.2 AUTHORITY; NO CONFLICT.

           (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the corporate right, power and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents to which Buyer is a party. The execution, delivery and performance of this Agreement have been specifically authorized by the Board of Directors of Buyer.

           (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will (1) give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to or (2) conflict with, violate or constitute a breach or default under: (w) any provision of Buyer's Organizational Documents; (x) any resolution adopted by the board of directors or the stockholders of Buyer; (y) any Legal Requirement or Order to which Buyer may be subject; or (z) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 CERTAIN PROCEEDINGS. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened in writing and no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding.

      4.4 BROKERS OR FINDERS. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      4.5 BUYER'S INSPECTION. Buyer acknowledges that Buyer's inspection of the Purchased Assets, Leased Structures, Advertising Contracts, Permits and other items which are the subject of this Agreement has not revealed any fact or circumstance which would cause the Seller's representations and warranties set forth in Section 3 hereof to be inaccurate in any material respect. Buyer acknowledges that Seller makes no representations and warranties with respect to the Purchased Assets except for those expressly set forth in this Agreement, and Buyer takes the Purchased Assets "AS IS, WHERE IS," EXCEPT TO THE EXTENT THAT REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASED ASSETS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

      4.6 SOLVENCY. Buyer is solvent, and Buyer will be solvent immediately after the Closing and the consummation of the Contemplated Transactions.

      4.7 FINANCING. The consummation of the Contemplated Transactions by Buyer is not contingent upon the obtaining of any financing by Buyer.


5.    COVENANTS OF SELLER

      Seller covenants and agrees with Buyer that, at all times from and after the date hereof and until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein, Seller will comply with all covenants and provisions of this Section specifically applicable to it, except to the extent the other party may otherwise consent in writing.

      5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to Seller's personnel, properties, Books and Records, and such additional financial, operating and other and data and documents relating to the Purchased Assets and the Business, and furnish Buyer and its Representatives with copies of the same.

      5.2 OPERATION OF THE PURCHASED ASSETS. Between the date of this Agreement and the Closing Date, Seller will:

           (a) operate the Business only in the Ordinary Course of Business;

           (b) use its commercially reasonable efforts to maintain the Purchased Assets and Business, and maintain the relations and good will with advertisers, landlords and others associated with the operation of the Business; and

           (c) confer with Buyer concerning any new Advertising Contract or Site Lease which involves a term of more than three (3) months or payment of amounts in excess of $25,000.

      5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will operate the Business consistent in all material respects with past practice and Seller will not: (i) create any Security Interest affecting the Purchased Assets; or (ii) sell, transfer or otherwise dispose of any of the Purchased Assets or enter into any agreement to do any of the foregoing.

      5.4 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions and use its commercially reasonable efforts (subject to the limitations set forth in Section 2.8 hereof) to obtain those Consents identified in Schedule 5.4 hereof, being those consents for the transfer of the Purchased Assets that Buyer deems necessary; provided, however, that Seller shall not make any agreement or reach any understanding that would impose additional obligations or burdens on Buyer without the prior written approval of Buyer.

      5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any material breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

      5.6 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, neither Seller nor any Affiliate will, nor will it permit its Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Purchased Assets or the Business.

      5.7 TAX CLEARANCE. Seller shall use its commercially reasonable efforts to obtain all certificates of clearances for Taxes ("Tax Clearances"), if any, provided or required by the States of Pennsylvania and New Jersey and applicable local jurisdictions certifying as to the payment by or on behalf of Seller of all Taxes due on or prior to a date not more than thirty (30) days prior to the Closing Date (it being agreed and understood that, notwithstanding the foregoing, if any Tax Clearances are not obtained prior to the Closing, Seller shall use commercially reasonable efforts to obtain such Tax Clearances after the Closing and shall in all events be responsible for, and shall discharge in full, any and all liabilities and obligations therefor).

      5.8 TRADE NAME. Subject to the provisions of the Noncompetition Agreement, Seller agrees not to use the trade name "Philadelphia Outdoor" on any outdoor advertising structures until the earlier of the fifth (5th) anniversary of the Closing or the termination of the Leases.

      5.9 RIGHT OF FIRST REFUSAL. Seller grants to Buyer, a right of first refusal ("Right of First Refusal") to purchase any advertising structures which become the property of, and/or the real property owned by, Seller at 80 Coles Road, Blackwood, New Jersey ("Property"), or any part thereof on the same terms and conditions as those for which Seller has received a bona fide offer to purchase. Seller, upon receipt of such an offer to purchase, shall give Buyer written notice of such offer setting forth the full terms and conditions thereof. Buyer shall have fifteen (15) days after the receipt of such notice, to exercise its Right of First Refusal by giving Seller written notice, within such fifteen (15) day period, of its agreement to purchase on the same terms. If Buyer does not give notice of its intention to exercise said right Seller may complete the sale to the other party but only upon the same terms and conditions presented to Buyer. If a sale is not consummated the Right of First refusal shall continue to exist with respect to any subsequent offers. If both the structure located on the Property and the Property are to be sold or transferred by Seller, the Right of First refusal, if exercised, must be exercised with respect to both. Transfers of the Property or the structures thereon to or among members of, or entities controlled by, or for the benefit of the Family shall be excluded from the Right of First Refusal but the Property and the structures shall remain subject to the Right of First Refusal, and the transferee shall take the same subject thereto. The Right of First Refusal shall terminate contemporaneously with the termination of the Leases.

      5.10 FINANCIAL STATUS OF SELLER. In order to induce Buyer to enter into this Agreement, Seller and Stockholder represent, warrant, covenant and agree with Buyer that, (i) until the expiration of all of Seller's warranties under the Agreement, Seller will not be liquidated or dissolved and (ii) Seller shall maintain a Net Worth of at least (A) $5 million until the first anniversary of the Closing; (B) $2.5 million until the second anniversary of the Closing; and (C) $1 million until the third anniversary of the Closing.


6.    COVENANTS OF BUYER

      Buyer covenants and agrees with Seller that, at all times from and after the date hereof and until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified, indefinitely, Buyer will comply with all covenants and provisions of this Section specifically applicable to it, except to the extent the other parties may otherwise consent in writing.

      6.1 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Seller shall file all the UCC termination statements reflecting the termination of the Bank's Lien promptly after the Closing.

      6.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions in Sections 7 and 8 to be satisfied; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other material burden to obtain a Governmental Authorization, if such disposal, change or burden would have a material adverse effect on Buyer.

      6.3 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

      6.4 IMPRINTS. Buyer will, at Buyer's cost and expense, remove all imprints on the Structures containing the name "Philadelphia Outdoor" within 120 days after the Closing.

      6.5 BEN FRANKLIN BRIDGE BILLBOARD. DEKAP shall be entitled to collect directly all lease payments made by lessee, and Buyer agrees to promptly remit to DEKAP any such lease payments received by Buyer, pursuant to the terms of that certain Advertising Lease dated January 1997 between DEKAP (as successor to Kaplan Enterprises) and Lance Silver, Stuart Harding and Katmandu Corporation until the expiration of the current term thereof.


7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1 ACCURACY OF REPRESENTATIONS. Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such accuracy.

      7.2 SELLER'S PERFORMANCE. The covenants and obligations that Seller is required to perform, comply with, or cause to perform pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such compliance.

      7.3 BANK LIEN. The Seller shall have provided Buyer reasonably satisfactory evidence of the unconditional release of the Lien of the Bank on the Purchased Assets effective upon the Bank's receipt of the amount which Seller directs Buyer to wire to the Bank from the Purchase Price.

      7.4 ADDITIONAL DOCUMENTS. Each of the following executed documents must have been delivered to Buyer:

          (a) an opinion of Stradley, Ronon, Steven & Young, LLP dated the Closing Date, reasonably acceptable in form and content to Buyer and its counsel;

          (b) the deliveries required from Seller, Stockholder and applicable Owners, pursuant to Section 2.7, including, without limitation, the Leases, the Plant Lease and the Non-Competition Agreement; and

          (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened by any Person or any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

      7.6 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions, including, without limitation, HSR Act compliance.

      7.7 NO MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change since the date hereof.


8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Purchased Assets and Seller's obligations to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the

Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS. Buyer's representations and warranties in this Agreement must have been accurate as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such accuracy.

      8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such compliance.

      8.3 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Seller:

          (a) an opinion of Powell, Goldstein, Frazer & Murphy LLP, dated the Closing Date, reasonably acceptable in form and substance to Seller and its counsel;

          (b) the deliveries required from Buyer in Section 2.7; and

          (c) such other documents as Seller may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

      8.5 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions, including, without limitation, HSR Act compliance.


9.    TERMINATION

      9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by mutual consent of Buyer and Seller;

          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

          (c) by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of the other Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1998, or such later date as the Parties may agree upon.

      9.2  EFFECT OF TERMINATION. Each Party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal and equitable remedies, separately or simultaneously, (including specific performance) will survive such termination unimpaired.


10.   INDEMNIFICATION; REMEDIES

      10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.

           (a) Seller will indemnify and hold harmless Buyer and its stockholders, controlling Persons and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage and expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly, or indirectly, from or in connection with:

               (i) any breach of any representation or warranty made by Seller in this Agreement (including the Disclosure Schedule), or any other certificate or document delivered by Seller pursuant to this Agreement;

               (ii) any breach by Seller of any covenant or obligation of Seller in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement;

               (iii) any Excluded Liabilities; and

               (iv) the failure of Seller to comply with bulk sales or other similar laws in any applicable jurisdiction.

      10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller and its stockholders, controlling Persons and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

           (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement including, without limitation, any failure to satisfy and discharge after the Closing the Assumed Liabilities or Buyer's obligations as set forth in
Section 2.8 with respect to any Beneficial Arrangements; and

           (c) any and all liabilities and obligations of any nature relating to Buyer or the Buyer's operation of the Business or the Purchased Assets after the Closing Date, unless Buyer is entitled to be indemnified for such liability or obligation pursuant to Section 10.1 above.

      10.3 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

           (a) Promptly after receipt by an Indemnified Person under Section
10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

           (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and such Indemnified Person gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent, which consent shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to
Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within thirty (30) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

           (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume, at its sole cost and expense, including, without limitation, attorneys' fees and legal costs, the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      10.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

      10.5 SURVIVAL/LIMITATIONS.

           (a) The parties hereto agree that (i) the representations and warranties contained in Sections 3.2(a) and 3.9(a) shall survive until the third anniversary of the Closing Date, (ii) all other representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, and (iii) all covenants to be performed after the Closing shall survive for the period or periods specified herein.

           (b) Seller's obligation to pay Damages and indemnify the Seller Indemnified Persons for Damages pursuant to Section 10.1 is subject to the following limitations:

               (i) in no event shall such obligations exceed the Purchase Price; and

               (ii) Seller shall have no such obligation until Buyer has suffered Damages in excess of $500,000 and then only to the extent of the Damages in excess of such amount.

           (c) Any claim made pursuant to Section 10.1 with respect to a breach of a representation or warranty must be made within the survival period for such representation and warranty, as specified in Section 10.5(a).

      10.6 CLAIMS COVERED BY INSURANCE. No Party shall be indemnified hereunder against claims to the extent that proceeds of insurance are actually received by the Indemnified Person, provided that, if insurance proceeds have not been received within sixty (60) days after a claim is made hereunder, the Indemnified Person shall be indemnified as provided for in this Agreement and shall be obligated to refund to the Indemnifying party the amount paid by the Indemnifying Party hereunder when and to the extent that insurance proceeds are later received by the Indemnified Person.


11.   GENERAL PROVISIONS

      11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers, or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. Although Seller and Buyer do not believe that any transfer Taxes will be incurred as a result of the Contemplated Transactions, Seller and Buyer agree to equally share the payment of any transfer Taxes relating to the sale and transfer of the Purchased Assets hereunder.

      11.2 HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      11.3 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Buyer agrees that any confidential information or material that is obtained from the Seller regarding the Purchased Assets of Seller will be used solely in connection with the Contemplated Transactions contemplated hereby. Buyer agrees that it and its representatives will not disclose any such information which they receive from the Seller to any third party, except as required by applicable legal requirements, without the prior written consent of the Seller; provided, however, that any such information may be disclosed by Buyer to Buyer's representatives as needed for the purposes of preparing for the Contemplated Transaction. Buyer agrees that if the Contemplated Transactions are not consummated for any reason, Buyer shall return all materials received from the Seller or its representatives and all copies thereof to the Seller or to the party who furnished such material. The parties' obligations to keep information confidential under this section 11.3 shall survive the termination of this Agreement until March 31, 2001.

      11.4 AVAILABILITY OF EQUITABLE REMEDIES. The Parties acknowledge and agree that (i) a breach of the provisions of this Agreement could not adequately be compensated by money damages, and (ii) any Party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of this Agreement.

      11.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with confirmation of receipt) provided that a confirmation copy is sent by regular mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

      If to Seller or Stockholder, to:
            Philadelphia Outdoor
            Box 152
            Gladwyne, PA  19035-0152
            Telephone No.:    (610) 896-5767
            Facsimile No.:    (610) 896-8233
            Attention:        Mr. Leslie Kaplan

      With a copy to:
            Stradley, Ronon, Stevens & Young, LLP
            30 Valley Stream Parkway
            Malvern, PA  19355-1481
            Telephone No.:    (610) 640-5811
            Facsimile No.:    (610) 640-1965
            Attention:        Kevin R. Boyle, Esq.

      If to Buyer, to:
            Outdoor Systems, Inc.
            2502 North Black Canyon Highway
            Phoenix, Arizona  85009
            Telephone No.:    (602) 246-9569
            Facsimile No.:    (602) 433-2482
            Attention:        William S. Levine

      and
            William S. Levine
            1702 E. Highland Avenue, Suite 310
            Phoenix, Arizona  85016
            Telephone No.:    (602) 248-8181
            Facsimile No.:    (602) 248-0884

      With a copy to:
            Powell, Goldstein, Frazer & Murphy LLP
            191 Peachtree Street, NE, 16th Floor
            Atlanta, Georgia 30303
            Telephone No.:    (404) 572-6600
            Facsimile No.:    (404) 572-6999
            Attention:        William B. Shearer, Jr., Esq.

      11.6 FURTHER ASSURANCES. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      11.7 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      11.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

      11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer or any purchaser of substantially all the Purchased Assets; provided, however, that in such event, Buyer shall remain jointly and severally liable with such Affiliate for all duties and obligations of Buyer hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, and their successors, by liquidation or otherwise, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

      11.10 [RESERVED]

      11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.12 RISK OF LOSS. Material risk of loss or damage to the Purchased Assets from any cause whatsoever prior to the Effective Time shall be borne by Seller, and after the Effective Time shall be borne by Buyer.

      11.13 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be maintained open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Seller agrees that all books and records relating to the Purchased Assets and retained by Seller shall be maintained open for inspection by Buyer at any time during regular business hours for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Nothing contained in this Section 11.13 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Legal Requirement to which it is a party or to which it or its assets are subject.

      11.14 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the Commonwealth of Pennsylvania applicable to contracts made in that Commonwealth. The parties hereto agree to submit exclusively to any federal or state court located in the Commonwealth of Pennsylvania any dispute or controversy arising out of relating to this Agreement.

      11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                     [This space intentionally left blank.]

      IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.

                                        BUYER:

                                        OUTDOOR SYSTEMS, INC.



                                        By: /s/ William S. Levine
                                            -----------------------------
                                            William S. Levine, Chairman



                                        SELLER:

                                        THE BARBARA SHOP, INC.



                                        By: /s/ Leslie Kaplan
                                            -----------------------------
                                            Leslie Kaplan, Vice President



                                        STOCKHOLDER :



                                            /s/ Leslie Kaplan
                                            -----------------------------
                                            Leslie Kaplan

                                    EXHIBIT A

                                   DEFINITIONS


      "ADVERTISING CONTRACTS" -- as defined in Section 2.2(c).

      "AFFILIATES" -- when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Specified Person. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

      "ASSUMED LIABILITIES" -- as defined in Section 2.3.

      "BANK" -- means Corestates Bank, N.A.

      "BILL OF SALE" -- the Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B.

      "BOOKS AND RECORDS" -- All of Seller's books and records relating to the Purchased Assets and the Leased Assets, including, without limitation, all Site Lease files, Advertising Contract files, Permit files, maintenance and other records for the Structures, logs and advertiser, customer and supplier lists.

      "BUSINESS" - the business and operation of the Purchased Assets and the Leased Assets and the providing of outdoor advertising services with respect thereto.

      "BUYER" -- as defined in the first paragraph of this Agreement.

      "BUYER INDEMNIFIED PERSONS" -- as defined in Section 10.2.

      "CLOSING" -- as defined in Section 2.5.

      "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

      "CLOSING DOCUMENTS" -- as defined in Section 3.2(a).

      "CONFIDENTIAL INFORMATION" -- any information concerning the businesses and affairs of Seller that is not generally available to the public.

      "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (a) the purchase of the Purchased Assets by Buyer from Seller and assignment to and assumption by Buyer of the Assumed Liabilities, (b) the leases of the Plant and the Leased Structures by Buyer pursuant to the Plant Lease and the Leases, and (c) the performance of their respective covenants and obligations under this Agreement and the Closing Documents by Buyer, Seller, Stockholder and the other Parties thereto.

      "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "DAMAGES" -- as defined in Section 10.1.

      "DEKAP" - DEKAP Properties, L.P., a Pennsylvania limited partnership.

      "DISCLOSURE SCHEDULE" -- the disclosure schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "EFFECTIVE TIME" - as defined in Section 2.5.

      "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, plant and animal life, and any other environmental medium or natural resource.

      "ENVIRONMENTAL LAW" -- any Legal Requirement pertaining to environmental discharges, Release of Hazardous Materials or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental condition, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, and the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

      "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "EXCLUDED ASSETS" -- as defined in Section 2.2.

      "EXCLUDED LIABILITIES" -- as defined in Section 2.4.

      "FAMILY" - the immediate family members of Leslie Kaplan, being Leslie Kaplan, Barbara Kaplan, Douglas Kaplan and Emily Kaplan and any spouse, children, grandchildren (by birth, adoption or otherwise) of any thereof.

      "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations and rules promulgated thereunder.

      "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

      "INDEMNIFYING PARTY" -- the Buyer or the Seller, as the context requires.

      "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (except for Seller's corporate or trade names and trade logos) used in connection with the Purchased Assets, all licenses, permits and authorizations pertaining to the Purchased Assets or the right to own and operate the Purchased Assets and all right, title and interest in and to (i) any intellectual property used in connection with the Purchased Assets, and (ii) all records and data relating specifically to the Purchased Assets.

      "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

      "KNOWLEDGE" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter only if such Person is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, chairman of the board, president, vice president, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

      "LEASES" -- those certain Leases by and between Buyer and the applicable Owners pursuant to which Owners will lease to Buyer the Leased Structures, in the form attached hereto as Exhibit C.

      "LEASED ASSETS" - the Plant and the Leased Structures.

      "LEASED STRUCTURES" -- as defined in Section 2.2(c).

      "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, regulation, statute, or treaty.

      "MATERIAL ADVERSE CHANGE" -- a change that will probably cause a Material Adverse Effect.

      "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the Business, the Purchased Assets, or the Plant or operations or conditions (financial or otherwise) relating thereto, taken as a whole.

      "NET WORTH" - the total assets minus the total liabilities of Seller, as determined in accordance with generally accepted accounting principles consistently applied.

      "NON-COMPETITION AGREEMENTS" - the Non-Competition Agreements between Buyer and Seller or Buyer and the Stockholder in the forms attached hereto as Exhibit E.

      "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person (including with respect to quantity and frequency).

      "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

      "OTHER CONTRACT" -- any Contract (other than a Site Lease or Advertising Contract) relating to or affecting the Purchased Assets, the Business, or the operation thereof (i) under which Seller has or may acquire any rights, (ii) under which Seller has or may become subject to any obligation or liability, or
(iii) by which Seller or any of the Purchased Assets is or may become bound.

      "OWNER" -- an owner of the Leased Assets, as further identified on Part 3.8(b) of the Disclosure Schedule.

      "OWNER PERMITS" - all state and local licenses or permits/tags which the Owners or Seller have with respect to the Leased Structures.

      "PARTY" -- as defined in the first paragraph of this Agreement.

      "PERMITS" -- as defined in Section 2.2(d).

      "PERMITTED LIENS" - liens for taxes not yet delinquent, and mechanic's, materialmen's and similar liens which have arisen or arise, as the case may be, in the ordinary course of business.

      "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PLANT" - that portion of the office and plant facilities located at 3100 Admiral Wilson Boulevard, Pennsauken, New Jersey 08109 to be leased to Buyer pursuant to the Plant Lease.

      "PLANT LEASE" - that certain Lease by and between Buyer and DEKAP pursuant to which DEKAP will lease to Buyer certain office, plant and equipment, substantially in the form attached hereto as Exhibit D.

      "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE" -- as defined in Section 2.6.

      "PURCHASED ASSETS" -- as defined in Section 2.2.

      "PURCHASED STRUCTURES" -- as defined in Section 2.2(a).

      "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, or dumping, into the Environment, whether intentional or unintentional.

      "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "SECURITY INTEREST" -- any mortgage, pledge, lien, encumbrance, claim, condition, charge or other security interest or option, restriction of any kind, including restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership, or right of any third party with respect thereto.

      "SELLER" -- as defined in the first paragraph of this Agreement.

      "SELLER INDEMNIFIED PERSONS" -- as defined in Section 10.1.

      "SITE LEASES" -- as defined in Section 2.2(b).

      "STOCKHOLDER" - as defined in the preamble.

      "STRUCTURES" -- as defined in Section 2.2(c).

      "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

      "TAX CLEARANCES" -- as defined in Section 5.7.

      "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "THREATENED" -- a claim, Proceeding or dispute will be deemed to have been "THREATENED" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.


                                      A-6